Exhibit 10.2

April 28, 1997


Mr. James L. Zucco, Jr.
3 Roebling Road
Bernardsville, NJ  07924

Dear Jim:

On behalf of Shiva and its Board of Directors, I am pleased to offer you the position of President and Chief Operating Officer of Shiva, reporting to me. In your new position you will be responsible for directing all of Shiva's worldwide operations. All the company's organizations will report to you.

Furthermore, it is the company's intent to communicate immediately our plan to promote you into the additional role of Chief Executive Officer, with a stated transition time of first-half 1998. As we discussed, it is our actual plan to effect this transition in the first quarter of 1998.

Your recurring compensation will include a base salary of $320,000, and an annual bonus, pursuant to the Shiva Corporate Bonus Plan, targeted at 125% of this amount or $400,000 based on the company meeting its operating plan and other objectives set between us and with the Board of Directors. The pro-rata size of this bonus for the rest of 1997 is $266,640. For this year alone, Shiva will guarantee $200,000 of this available bonus amount, to be paid with other employee bonuses in the first quarter of 1998. In addition Shiva offers you a signing bonus of $200,000, payable upon receipt of your signature accepting this offer of employment.

Shiva will also make available $700,000 for your use as a no-interest loan in order to allow you to exercise-to-hold Lucent stock options so that you may take advantage of capital gains treatment for approximately one quarter of your currently vested Lucent options. This money will be provided as a loan which will be repaid when the stock is sold, or in five years time, whichever comes first.

In addition, the company will make available at the end of 1998 and 1999 a per-year no-interest loan of up to $200,000, but not more than the difference between $800,000 and your total salary and earned bonus for the preceding year. If you leave Shiva by your own decision prior to May, 2001, whatever loan funds you have accepted, up to the maximum of $400,000, will be repayable to Shiva; otherwise the used portion of the loan will be forgiven after May 2001.

Shiva is pleased to offer you 700,000 options in Shiva stock at a price to be set by the Board of Directors at the day-ending price of the day upon which we receive your signed acceptance. One fourth of these options will vest immediately. The additional three-fourths will begin vesting quarterly on August 1, 1998 and complete vesting May 1, 2001. In addition, however, as an added incentive the last one-fourth of these options, scheduled to vest from May 1, 2000 to May 1, 2001, will accelerate immediately when the company's stock price has maintained a 90-day trailing average day-ending price of $35 for a period of 90 days.

In the event of a change of control of Shiva within one year, 50% of your total 700,000 stock options will vest immediately. In the event of a change of control of Shiva after one year, 100% of your total 700,000 stock options will vest immediately.

Shiva expects that you will be pleased with the company's medical and disability programs. Upon your furnishing us with information about your life insurance program, the company will undertake to effect a transfer of that cost to Shiva. Reasonable relocation and family visit expenses will be provided.

In the event of your termination other than for cause, you will be eligible to receive severance pay for one year or until you find other suitable employment.

Jim, we are all extremely pleased that you will be joining Shiva. Please sign the agreement, which is in effect until 5:00pm EDT on Tuesday, April 29, 1997, and return it to me via facsimile at 617-270-8998.

Sincerely,


/s/ Frank A. Ingari

Frank A. Ingari
President and Chief Executive Officer

FAI/ns
Enclosure (Employee Non Competition Agreement)


Accepted: /s/ James L. Zucco, Jr.
	  ------------------------------------------------

Date:     28 April 1997
	  ------------------------------------------------

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	       Adjustment in Payments in the Event of a
			    Change of Control
			    -----------------

	 Attachment to James L. Zucco, Jr. Employment Offer Letter
			   Dated April 28, 1997

Basic Rule. Any provision of this Offer Letter (the "Offer Letter") to the contrary notwithstanding, in the event that the independent auditors retained by Shiva Corporation (the "Corporation") most recently prior to a change in control (the "Auditors') determine that any payment or transfer by the Corporation to or for the benefit of James L. Zucco, Jr. (the "Employee"), whether paid or payable (or transferred or transferable) pursuant to the terms of this Offer Letter or otherwise (a "Payment"), would be nondeductible by the Corporation for federal income tax purposes because of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of all Payments to Employee shall be reduced (but not below zero) to the Reduced Amount. For purposes of this paragraph, the "Reduced Amount" shall be the amount which maximizes the value of the Payments without causing any Payment to be nondeductible by the Corporation because of section 280G of the Code.

Reduction of Payments. If the Auditors determine under the above Basic Rule that any Payment would be nondeductible by the Corporation because of section 280G of the Code, then the Corporation, within ten business days after being notified by the Auditors, shall give the Employee notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount. The Employee may then elect, in the Employee's sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Corporation in writing of his election with 30 days of receipt of notice. If no such election is made by the Employee within such 30-day period, then the Corporation may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Employee promptly of such election. For purposes of this paragraph, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this paragraph shall be binding upon the Corporation and the Employee and shall be made within 60 days of the date of the employment termination.

			      /s/ James L. Zucco, Jr.
			      ------------------------
			      James L. Zucco, Jr.

			      SHIVA CORPORATION


			      By: /s/ Frank A. Ingari
				  -------------------

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